Exhibit 99.7

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a provider of professional technical and consulting services to utilities, private industry, and public agencies at all levels of government. We enable our clients to realize cost and energy savings by providing a wide range of specialized services.  We assist our clients with a broad range of complementary services relating to:

•                  Energy; and

•                  Engineering and Consulting.

We operate our business through a nationwide network of offices in Arizona, California, Connecticut, Colorado, Florida, Illinois, Kansas, Nevada, New Jersey, New York, Ohio, Oregon, Texas, Utah, Washington and Washington, DC. As of December 29, 2017, we had 882 employees which includes licensed engineers and other professionals.

We seek to establish close working relationships with our clients and expand the breadth and depth of the services we provide to them over time.  Our business with public and private utilities is concentrated primarily in New York and California, but we also have business with utilities in other states. We currently serve more than 25 major utility customers across the country.  Our business with public agencies is concentrated in New York and California. We provide services to many of the cities and counties in California. We also serve special districts, school districts, a range of public agencies and private industry.

We were founded in 1964 and Willdan Group, Inc., a Delaware corporation, was formed in 2006 to serve as our holding company. Historically, our clients were public agencies in communities with populations ranging from 10,000 to 300,000 people.  We believe communities of this size are underserved by large outsourcing companies that tend to focus on securing large federal and state projects and private sector projects.  Since expanding into energy efficiency services, our client base has grown to include investor-owned and other public utilities as well as substantial energy users in government and business.

We consist of a group of wholly owned companies that operate within the following segments for financial reporting purposes:

•                  Energy.  Our Energy segment consists of the business of our subsidiary Willdan Energy Solutions (“WES”) which offers energy efficiency and sustainability consulting services to utilities, public agencies and private industry under a variety of business names, including Willdan Energy Solutions, Abacus Resource Management, 360 Energy Engineers, Genesys Engineering and Integral Analytics. This segment is currently our largest segment based on contract revenue, representing approximately 73% and 68% of our consolidated contract revenue for fiscal years 2017 and 2016, respectively.

•                  Engineering and Consulting.  Our Engineering and Consulting segment includes the operations of our subsidiaries, Willdan Engineering, Willdan Infrastructure, Public Agency Resources, Willdan Financial Services and Willdan Homeland Solutions. Willdan Engineering provides civil engineering-related construction management, building and safety, city engineering, city planning, geotechnical, material testing and other engineering consulting services to our clients.  Willdan Infrastructure, which was launched in fiscal year 2013, provides engineering services to larger rail, port, water, mining and other civil engineering projects.  Public Agency Resources primarily provides staffing to Willdan Engineering. Contract revenue for the Engineering and Consulting segment represented approximately 27% and 32% of our consolidated contract revenue for fiscal years 2017 and 2016, respectively.

During the three months ended March 30, 2018, we revised our segment reporting to conform to changes in our internal management reporting.  Segment information has been revised for comparison purposes for all periods presented in the consolidated financial statements.  For additional information regarding the changes to the reportable segments, see Note 13 “Segment Information” of the notes to our consolidated financial statements included elsewhere in this report.

Acquisition of Integral Analytics

On July 28, 2017, we and our wholly-owned subsidiary WES acquired all of the outstanding shares of Integral Analytics, Inc., a data analytics and software company, pursuant to the Stock Purchase Agreement, dated July 28, 2017, by and among us, WES, Integral Analytics, the stockholders of Integral Analytics and the Sellers’ Representative (as defined therein).

WES will pay the stockholders of Integral Analytics a maximum purchase price of $30.0 million, consisting of (i) $15.0 million in cash paid at closing (subject to certain post-closing tangible net asset value adjustments), (ii) 90,611 shares of our common stock, issued at closing, equaling $3.0 million, calculated based on the volume-weighted average price of shares of our common stock for the ten trading days immediately prior to, but not including, the closing date of the acquisition of Integral Analytics and (iii)  up to $12.0 million in cash for a percentage of sales attributable to the business of Integral Analytics during the three years after the closing date of the Integral Analytics acquisition, as more fully described below (such potential payments of up to $12.0 million, being referred to as “Earn-Out Payments” and $12.0 million in respect thereof, being referred to as the “Maximum Payout”).  We used cash on hand for the $15.0 million cash payment paid at closing.

The size of the Earn-Out Payments to be paid will be determined based on two factors. First, the stockholders of Integral Analytics will receive 2% of gross contracted revenue for new work sold by us in close collaboration with Integral Analytics during the three years following the closing date of the acquisition of Integral Analytics (the “Earn-Out Period”). Second, the stockholders of Integral Analytics will receive 20% of the gross contracted revenue specified in each executed and/or effective software licensing agreement entered into by us or one of our affiliates that contains pricing either equal to or greater than standard pricing of software offered for licensing by Integral Analytics during the Earn-Out Period. The amounts due to the stockholders of Integral Analytics pursuant to these two factors will in no event, individually or in the aggregate, exceed the Maximum Payout. Earn-Out Payments will be made in quarterly installments for each year of the Earn-Out Period. For the purposes of both of these factors, credit will be given to Integral Analytics for the gross contracted revenue in the quarter in which the contract/license is executed, regardless of when the receipt of payment thereunder is expected. The amount of gross contracted revenue for contracts with unfunded ceilings or of an indeterminate contractual value will be mutually agreed upon. Further, in the event of a change of control of WES during the Earn-Out Period, any then-unpaid amount of the Maximum Payout will be paid promptly to the stockholders of Integral Analytics, even if such Earn-Out Payments have not been earned at that time. We have agreed to certain covenants regarding the operation of Integral Analytics during the Earn-Out Period, of which a violation by us could result in damages being paid to the stockholders of Integral Analytics in respect of the Earn-Out. In addition, the Earn-Out Payments will be subject to certain subordination provisions in favor of BMO Harris Bank, N.A. (“BMO”), our senior secured lender.

WES has also established a bonus pool for the employees of Integral Analytics to be paid based on Integral Analytics’ performance against certain targets.

Components of Revenue and Expense

Contract Revenue

We generally provide our services under contracts, purchase orders or retainer letters. The agreements we enter into with our clients typically incorporate one of four principal types of pricing provisions: time-and-materials, unit-based, fixed price and service-related contracts. Revenue on our time-and-materials and unit-based contracts are recognized as the work is performed in accordance with specific terms of the contract. Approximately 19% of our contracts are time-and-materials contracts and approximately 32% of our contracts are unit-based contracts. Some of these contracts include maximum contract prices, but contract maximums are often adjusted to reflect the level of effort to achieve client objectives and thus the majority of these contracts are not expected to exceed the maximum. Contract revenue on our fixed price contracts is determined on the percentage of completion method based generally on the ratio of direct costs incurred to date to estimated total direct costs at completion. Many of our fixed price contracts involve a high degree of subcontracted fixed price effort and are relatively short in duration, thereby lowering the risks of not properly estimating the percent complete.  Our service-related contracts, including operations and maintenance services and a variety of technical assistance services, are accounted for over the period of performance, in proportion to the cost of performance.

Adjustments to contract cost estimates are made in the periods in which the facts requiring such revisions become known. When the revised estimate indicates a loss, such loss is recognized currently in its entirety. Claims revenue is recognized only upon resolution of the claim. Change orders in dispute are evaluated as claims. Costs related to un-priced change orders are expensed when incurred and recognition of the related contract revenue is based on an evaluation of the probability of recovery of the costs. Estimated profit is recognized for un-priced change orders if realization of the expected price of the change order is probable.

Our contracts come up for renewal periodically and at the time of renewal may be subject to renegotiation, which could impact the profitability on that contract. In addition, during the term of a contract, public agencies may request additional or revised services which may impact the economics of the transaction. Most of our contracts permit our clients, with prior notice, to terminate the contracts at any time without cause. While we have a large volume of contracts, the renewal, termination or modification of a contract, in particular contracts with Consolidated Edison and DASNY, may have a material effect on our consolidated operations.

Some of our contracts include certain performance guarantees, such as a guaranteed energy saving quantity. Such guarantees are generally measured upon completion of a project.  In the event that the measured performance level is less than the guaranteed level, any resulting financial penalty, including any additional work that may be required to fulfill the guarantee, is estimated and charged to direct expenses in the current period. We have not experienced any significant costs under such guarantees.

Direct Costs of Contract Revenue

Direct costs of contract revenue consist primarily of that portion of technical and nontechnical salaries and wages that have been incurred in connection with revenue producing projects. Direct costs of contract revenue also include material costs, subcontractor services, equipment and other expenses that are incurred in connection with revenue producing projects. Direct costs of contract revenue exclude that portion of technical and nontechnical salaries and wages related to marketing efforts, vacations, holidays and other time not spent directly generating revenue under existing contracts. Such costs are included in general and administrative expenses. Additionally, payroll taxes, bonuses and employee benefit costs for all of our personnel are included in general and administrative expenses since no allocation of these costs is made to direct costs of contract revenue.

Other companies may classify as direct costs of contract revenue some of the costs that we classify as general and administrative costs. We expense direct costs of contract revenue when incurred.

General and Administrative Expenses

General and administrative expenses include the costs of the marketing and support staffs, other marketing expenses, management and administrative personnel costs, payroll taxes, bonuses and employee benefits for all of our employees and the portion of salaries and wages not allocated to direct costs of contract revenue for those employees who provide our services. General and administrative expenses also include facility costs, depreciation and amortization, professional services, legal and accounting fees and administrative operating costs. Within general and administrative expenses, “Other” includes expenses such as provision for billed or unbilled receivables, professional services, legal and accounting, computer costs, travel and entertainment, marketing costs and acquisition costs. We expense general and administrative costs when incurred.

Critical Accounting Policies

This discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S., or GAAP. To prepare these financial statements in conformity with GAAP, we must make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses in the reporting period. Our actual results may differ from these estimates. We have provided a summary of our significant accounting policies in Note 2 to our consolidated financial statements included elsewhere in this report. We describe below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Our management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions management believes are reasonable as of the date of this report.

Contract Accounting

We enter into contracts with our clients that contain various types of pricing provisions, including fixed price, time-and-materials, unit-based, and service-related provisions. The following table reflects our two reportable segments and the types of contracts that each most commonly enters into for revenue generating activities.

Segment	Contract Type	Revenue Recognition Method
	Time-and-materials	Time-and-materials
Energy	Unit-based	Unit-based
	Software license	Unit-based
	Fixed price	Percentage-of-completion
	Time-and-materials	Time-and-materials
Engineering and Consulting	Unit-based	Unit-based
	Fixed price	Percentage-of-completion
	Service-related	Proportional performance

Revenue on fixed price contracts is recognized on the percentage-of-completion method based generally on the ratio of direct costs (primarily exclusive of depreciation and amortization costs) incurred to date to estimated total direct costs at completion. Revenue on time-and-materials and unit-based contracts is recognized as the work is performed in accordance with the specific rates and terms of the contract. We recognize revenues for time-and-materials contracts based upon the actual hours incurred during a reporting period at contractually agreed upon rates per hour and also include in revenue all reimbursable costs incurred during a reporting period for which we have risk or on which the fee was based at the time of bid or negotiation. Certain of our time-and-materials contracts are subject to maximum contract values and, accordingly, revenue under these contracts is generally recognized under the percentage-of-completion method, consistent with fixed price contracts. Revenue on contracts that are not subject to maximum contract values is recognized based on the actual number of hours we spend on the projects plus any actual out-of-pocket costs of materials and other direct incidental expenditures that we incur on the projects. In addition, revenue from overhead percentage recoveries and earned fees are included in revenue. Revenue is recognized as the related costs are incurred. For unit-based contracts, we recognize the contract price of units of a basic production product as revenue when the production product is delivered during a period. Revenue for amounts that have been billed but not earned is deferred and such deferred revenue is referred to as billings in excess of costs and estimated earnings on uncompleted contracts in the accompanying consolidated balance sheets.

Adjustments to contract cost estimates are made in the periods in which the facts requiring such revisions become known. When the revised estimate, for contracts that are recognized under the percentage-of-completion method, indicates a loss, such loss is provided for currently in its entirety. Claims revenue is recognized only upon resolution of the claim. Change orders in dispute are evaluated as claims. Costs related to un-priced change orders are expensed when incurred and recognition of the related contract revenue is based on an evaluation of the probability of recovery of the costs. Estimated profit is recognized for un-priced change orders if realization of the expected price of the change order is probable.

We consider whether our contracts require combining for revenue recognition purposes. If certain criteria are met, revenues for related contracts may be recognized on a combined basis. With respect to our contracts, it is rare that such criteria are present. We may enter into certain contracts which include separate phases or elements. If each phase or element is negotiated separately based on the technical resources required and/or the supply and demand for the services being provided, we evaluate if the contracts should be segmented.  If certain criteria are met, the contracts would be segmented which could result in revenues being assigned to the different elements or phases with different rates of profitability based on the relative value of each element or phase to the estimated total contract revenue.

Applying the percentage-of-completion method of recognizing revenue requires us to estimate the outcome of our fixed price and long-term contracts. We forecast such outcomes to the best of our knowledge and belief of current and expected conditions and our expected course of action. Differences between our estimates and actual results often occur resulting in changes to reported revenue and earnings. Such changes could have a material effect on future consolidated financial statements. We did not have material revisions in estimates for contracts recognized using the percentage-of-completion method for any of the periods presented in the accompanying consolidated financial statements.

Service-related contracts, including operations and maintenance services and a variety of technical assistance services, are accounted for over the period of performance, in proportion to the cost of performance. Award and incentive fees are recorded when they are fixed and determinable and consider customer contract terms.

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based upon our review of all outstanding amounts on a quarterly basis. Management determines allowances for doubtful accounts through specific identification of amounts considered to be uncollectible and potential write-offs, plus a non-specific allowance for other amounts for which some potential loss has been determined to be probable based on current and past experience. Our credit risk is minimal with governmental entities and large public utilities, but disputes may arise related to these receivable amounts. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. For further information on the types of contracts under which we perform our services, see “Business—Contract Structure” elsewhere in this report.

Goodwill

We test our goodwill at least annually for possible impairment. We complete our annual testing of goodwill as of the last day of the first month of our fourth fiscal quarter each year to determine whether there is impairment. In addition to our annual test, we regularly evaluate whether events and circumstances have occurred that may indicate a potential impairment of goodwill. We did not recognize any goodwill impairment charges in fiscal years 2017, 2016, or 2015. We had goodwill of approximately $38.2 million as of December 29, 2017, which primarily relates to our acquisition of Integral Analytics in July 2017 and other various acquisitions in 2015 and 2016.

We test our goodwill for impairment at the level of our reporting units, which are components of our operating segments. In September 2011, FASB issued Accounting Standards Update No. 2011-08 (“ASU 2011-08”), Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This accounting guidance allows companies to perform a qualitative assessment on goodwill impairment to determine whether a quantitative assessment is necessary. If a quantitative assessment is warranted, we then determine the fair value of the applicable reporting units. To estimate the fair value of our reporting units, we use both an income approach based on management’s estimates of future cash flows and other market data and a market approach based upon multiples of earnings before interest, taxes, depreciation and amortization, or EBITDA, earned by similar public companies.

Once the fair value is determined, we then compare the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of the reporting unit is determined to be less than the carrying value, we perform an additional assessment to determine the extent of the impairment based on the implied fair value of goodwill compared with the carrying amount of the goodwill. In the event that the current implied fair value of the goodwill is less than the carrying value, an impairment charge is recognized.

Inherent in such fair value determinations are significant judgments and estimates, including but not limited to assumptions about our future revenue, profitability and cash flows, our operational plans and our interpretation of current economic indicators and market valuations. To the extent these assumptions are incorrect or economic conditions that would impact the future operations of our reporting units change, any goodwill may be deemed to be impaired, and an impairment charge could result in a material effect on our financial position or results of operation. Almost all of our goodwill is contained in our Energy segment, with the remainder in our Engineering and Consulting segment. At our measurement date, the estimated fair value of our Energy reporting unit exceeded the carrying value.  A reduction in estimated fair value of our Energy reporting unit could result in an impairment charge in future periods.

Accounting for Claims Against the Company

We accrue an undiscounted liability related to claims against us for which the incurrence of a loss is probable and the amount can be reasonably estimated. We disclose the amount accrued and an estimate of any reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for our financial statements not to be misleading. We do not accrue liabilities related to claims when the likelihood that a loss has been incurred is probable but the amount cannot be reasonably estimated, or when the liability is believed to be only reasonably possible or remote. Losses related to recorded claims are included in general and administrative expenses.

Determining probability and estimating claim amounts is highly judgmental. Initial accruals and any subsequent changes in our estimates could have a material effect on our consolidated financial statements.

Business Combinations

The acquisition method of accounting for business combinations requires us to use significant estimates and assumptions, including fair value estimates, as of the business combination date and to refine those estimates as necessary during the measurement period (defined as the period, not to exceed one year, in which we may adjust the provisional amounts recognized for a business combination) based upon new information about facts that existed on the business combination date.

Under the acquisition method of accounting, we recognize separately from goodwill the identifiable assets acquired, the liabilities assumed, and any non-controlling interests in an acquiree, at the acquisition date fair value. We measure goodwill as of the acquisition date as the excess of consideration transferred over the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed. Costs that we incur to complete the business combination such as investment banking, legal and other professional fees are not considered part of consideration.  We charge these acquisition costs to other general and administrative expense as they are incurred.

Should the initial accounting for a business combination be incomplete by the end of a reporting period that falls within the measurement period, we report provisional amounts in our financial statements. During the measurement period, we adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date and we record those adjustments to our financial statements. We recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined, including the effect on earnings of changes in depreciation, amortization or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date.

On January 15, 2015, we and our wholly-owned subsidiary WES completed two separate acquisitions. We acquired all of the outstanding shares of Abacus, an Oregon-based energy engineering company. In addition, we also acquired substantially all of the assets of 360 Energy, a Kansas-based energy engineering company. On April 3, 2015, our wholly-owned subsidiary, Willdan Financial Services, acquired substantially all of the assets of Economists LLC, a Texas-based economic analysis and financial solutions firm serving the municipal and public sectors. On March 4, 2016, we and WES acquired substantially all of the assets of Genesys, a New York-based energy engineering company. On July 28, 2017, we and WES acquired Integral Analytics, a data analytics and software company.

As of December 29, 2017, we had not yet completed our final estimate of fair value of the assets acquired and liabilities assumed relating to the acquisition of Integral Analytics due to the timing of the transaction and lack of complete information necessary to finalize such estimates of fair value.  Accordingly, we have preliminarily estimated the fair values of the assets acquired and the liabilities assumed and will finalize such fair value estimates within twelve months of the acquisition date.  For further discussion of our acquisitions, see “—Acquisition of Integral Analytics” above and Note 3 “—Business Combinations” of the notes to our consolidated financial statements included elsewhere in this report.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial reporting basis and tax basis of our assets and liabilities, subject to a judgmental assessment of the recoverability of deferred tax assets. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is more-likely-than-not that some of the deferred tax assets may not be realized. Significant judgment is applied when assessing the need for valuation allowances. Areas of estimation include our consideration of future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the utilization of deferred tax assets in future years, we would adjust the related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income. On December 22, 2017, the Tax Act was enacted into law, which, among other items, lowered the U.S. corporate tax rate from 35% to 21%, effective January 1, 2018. As a result of the Tax Act, we recorded a one-time decrease in deferred tax expense of $1.3 million for the fiscal quarter ended December 29, 2017 to account for the remeasurement of our deferred tax assets and liabilities on the enactment date. We will continue to analyze the impacts of the Tax Act and, if necessary, record any further adjustments to our deferred tax assets and liabilities in future periods.

During each fiscal year, management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize existing deferred tax assets. For fiscal years 2017 and 2016, we ultimately determined that it was more-likely-than-not that the entire California net operating loss will not be utilized prior to expiration.  Significant pieces of objective evidence evaluated included our history of utilization of California net operating losses in prior years for each of our subsidiaries, as well as our forecasted amount of net operating loss utilization for certain members of the combined group.  As a result, we recorded a valuation allowance in the amount of $87,000 and $72,000 at the end of fiscal year 2017 and 2016, respectively, related to California net operating losses.

For acquired business entities, if we identify changes to acquired deferred tax asset valuation allowances or liabilities related to uncertain tax positions during the measurement period and they relate to new information obtained about facts and circumstances that existed as of the acquisition date, those changes are considered a measurement period adjustment and we record the offset to goodwill. We record all other changes to deferred tax asset valuation allowances and liabilities related to uncertain tax positions in current period income tax expense.

We recognize the tax benefit from uncertain tax positions if it is more-likely-than-not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. We recognize interest and penalties related to unrecognized tax benefits in income tax expense.

Subsequent to year end, we were notified that our 2016 tax return will be examined by the IRS.  We have yet to determine the result due to the examination process having not commenced.

Results of Operations

The following table sets forth, for the periods indicated, certain information derived from our consolidated statements of operations expressed as a percentage of contract revenue. Amounts may not add to the totals due to rounding.

	Fiscal Year
	2017	2016	2015
Statement of Operations Data:
Contract revenue	100%	100%	100%
Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	16.4	18.7	23.6
Subcontractor services and other direct costs	55.6	49.9	37.2
Total direct costs of contract revenue	71.9	68.6	60.8
General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	13.4	14.9	19.1
Facilities and facility related	1.7	2.0	3.1
Stock-based compensation	1.0	0.6	0.6
Depreciation and amortization	1.4	1.5	1.5
Other	5.5	7.0	9.4
Total general and administrative expenses	23.0	26.0	33.7
Income from operations	5.0	5.4	5.5
Other income (expense):
Interest expense, net	—	(0.1)	(0.2)
Other, net	—	—	—
Total other expense, net	—	(0.1)	(0.2)
Income before income taxes	5.0	5.3	5.3
Income tax expense	0.6	1.5	2.3
Net income	4.4%	3.8%	3.0%

Fiscal Year 2017 Compared to Fiscal Year 2016

Contract revenue.  Our contract revenue was $273.4 million for fiscal year 2017, with $199.6 million attributable to the Energy segment and $73.7 million attributable to the Engineering and Consulting segment. Consolidated contract revenue increased $64.4 million, or 30.8%, to $273.4 million for fiscal year 2017 from $208.9 million for fiscal year 2016. This was primarily the result of an increase in contract revenue for our Energy segment of $57.7 million, or 40.7%, to $199.6 million for fiscal year 2017 from $141.9 million for fiscal year 2016 and an increase in contract revenue for our Engineering and Consulting segment of $6.7 million, or 10.0%, to $73.7 million for fiscal year 2017 from $67.1 million for fiscal year 2016. Contract revenue for the Energy segment increased primarily due to the ramp up of new contracts and programs for performance contracts in Kansas and New Jersey, multi-family lighting contracts in New York and other utility contract expansions, including Rocky Mountain Power and San Diego Gas & Electric. Additionally, there was expanded demand for services from the Energy segment under existing contracts and the recognition of contract revenue of Genesys for an entire year compared to the prior year when the acquisition was executed. As the economy continues to grow, utility customers and governmental agencies continue to see demand from their constituents for a greener, more productive supply of energy and investment in governmental infrastructure. Contract revenue for the Engineering and Consulting segment increased primarily due to (i) greater demand for our planning services across all clients, building and safety services in California and Arizona, and geotechnical and public works services in California, (ii) the continued growth across the country in the Property Assessed Clean Energy Program (PACE) that Willdan Financial Services manages, along with an increased demand for consulting services in Texas and Arizona and (iii) a greater demand for emergency preparedness training offerings to our clients.

Direct costs of contract revenue.  Direct costs of contract revenue increased by $53.4 million, or 37.3%, compared to the prior year, to $196.7 million for fiscal year 2017, with $154.8 million attributable to the Energy segment and $41.9 million attributable to the Engineering and Consulting segment. Direct costs of contract revenue for our Energy segment increased by $49.0 million, or 46.3%, compared to the prior year, primarily due to the expanded revenue base from new contracts and programs commencing during the year and the recognition of direct costs of revenue of Genesys for an entire year compared to the prior year when the acquisition was executed. Direct costs of contract revenue also increased for our Engineering and Consulting segment by $4.4 million, or 11.9%. Direct costs of contract revenue increased for our Engineering and Consulting segment primarily due to the increased number of staff members required to execute increased projects throughout the segment.

Subcontractor services and other direct costs increased by $47.7 million and salaries and wages increased by $5.7 million compared to the prior year. Within direct costs of contract revenue, salaries and wages decreased to 16.4% of contract revenue for fiscal year 2017 as compared to 18.7% for fiscal year 2016. Subcontractor services and other direct costs increased to 55.6% of contract revenue for fiscal year 2017 from 49.9% of contract revenue for fiscal year 2016. Subcontractor services and other direct costs increased as a percentage of contract revenue primarily due to a higher mix of revenues from performance contracts and the direct installation of energy efficiency measures compared to the prior year.

General and administrative expenses.  General and administrative expenses increased by $8.8 million, or 16.3%, to $63.0 million for fiscal year 2017 from $54.1 million for fiscal year 2016. This reflected an increase of $13.3 million in general and administrative expenses of the Energy segment, offset by decreases of $4.1 million and $0.4 million in general and administrative expenses of the unallocated corporate expenses and Engineering and Consulting segment, respectively. General and administrative expenses as a percentage of contract revenue were 23.0% for fiscal year 2017 as compared to 26.0% for fiscal year 2016. Our general and administrative expenses decreased as a percentage of contract revenue, while increasing in amount, compared to the prior year, primarily due to our increased revenue base from fiscal year 2016 to fiscal year 2017. As discussed above under “—Components of Revenue and Expense—Direct Costs of Contract Revenue,” we only allocate that portion of salaries and wages related to time spent directly generating revenue to direct costs of contract revenue, and the remainder is allocated to general and administrative expenses. As a result of our increased business levels and revenue, we have been allocating more salaries and wages to direct costs of revenues, which has correspondingly decreased the amount of salaries and wages we have allocated to general and administrative expenses.

Of the $8.8 million increase in general and administrative expenses, approximately $5.5 million resulted from an increase in salaries and wages, payroll taxes and employee benefits, $1.5 million resulted from an increase in stock-based compensation, $0.7 million resulted from an increase in depreciation and amortization, $0.6 million resulted from an increase in other general and administrative expenses, and $0.5 million resulted from an increase in facilities and facility related expenses. The increase in salaries and wages, payroll taxes and employee benefits was primarily due to increased activity requiring us to hire additional administrative employees and increased compensation for our current employees. The increase in stock-based compensation expenses was primarily due to an increase in the issuance of grants to new employees and an employee stock purchase plan change that gives our employees a 15% purchasing discount compared to 5% in our previous plan. The increase in depreciation and amortization was primarily due to increased use of computer hardware, company vehicles and field equipment. The increase in depreciation and amortization expenses was primarily due to an increase in amortization of intangible assets from our 2016 and 2017 acquisitions. The increase in other general and administrative expenses was primarily due to interest accretion on the earn-out payments relating to our acquisitions of Economists LLC, Integral Analytics and substantially all of the assets of 360 Energy. The increase in facilities and facility related expenses was primarily due to the opening of new offices in Connecticut, New York, Ohio and Utah.

Income from operations.  As a result of the above factors, our operating income increased by $2.2 million or 18.7% to $13.7 million for fiscal year 2017 as compared to $11.5 million for fiscal year 2016 The increase was primarily due to a larger revenue base over direct costs.  Income from operations, as a percentage of contract revenue, was 5.0% for fiscal year 2017 and 5.4% for fiscal year 2016. The decrease in operating margin was primarily due to direct costs of contract revenue increasing more than contract revenue increased.

Total other expense, net.  Total other expense, net, decreased to $13,000 for fiscal year 2017 as compared $177,000 for fiscal year 2016.  This decrease in total other expense, net is primarily the result of lower interest expense during fiscal year 2017, due to the decreasing principal amounts outstanding on the notes payable related to our previous acquisitions.

Income tax expense.  We recorded an income tax expense of $1.6 million for fiscal year 2017, as compared to $3.1 million for fiscal year 2016. The effective tax rate for fiscal year 2017 was 11.4%, as compared to 27.0% for fiscal year 2016.  The reduction in the year-over-year effective tax rate for fiscal year 2017 and the difference between the tax expense recorded and the expense that would be recorded by applying the federal statutory rate was primarily attributable to increased deductions for stock options and disqualifying dispositions and the impact of the Tax Act, partially offset by energy efficient commercial building deductions that we were utilizing in 2016 and that were not available in 2017.  The difference between the tax expense recorded and the expense that would be recorded by applying the federal statutory rate in fiscal year 2016 primarily relates to energy efficient commercial building deductions.

On December 22, 2017, the Tax Act was enacted into law, which, among other items, lowered the U.S. corporate tax rate from 35% to 21%, effective January 1, 2018. As a result of the Tax Act, we recorded a one-time decrease in deferred tax expense of $1.3 million for the fiscal quarter ended December 29, 2017 to account for the remeasurement of our deferred tax assets and liabilities on the enactment date. The Tax Act also includes provisions that may partially offset the benefit of the tax rate reduction. Based on our initial assessment of the Tax Act, we believe that the most significant impact on our financial statements is the remeasurement of our deferred taxes. Quantifying all of the impacts of the Tax Act requires significant judgment by our management, including the inherent complexities involved in determining the timing of reversals of our deferred tax assets and liabilities. Accordingly, we will continue to analyze the impacts of the Tax Act and, if necessary, record any further adjustments to our deferred tax assets and liabilities in future periods.  For further discussion of our income tax provision, see Note 12 “—Income Taxes” of notes to our consolidated financial statements.

Shortly after the Tax Act was enacted, the SEC issued guidance under SAB 118 to address the application of GAAP and directing taxpayers to consider the impact of the Tax Act as “provisional” when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for the change in tax law.  In accordance with SAB 118, we have recognized the provisional tax impacts.  Although, we do not believe there will be any material adjustments in subsequent reporting periods, the ultimate impact may differ from the provisional amounts, due to, among other things, the limitation on the deductibility of certain executives’ compensation pursuant to Section 162(m) of the Internal Revenue Code, a detailed evaluation of the contractual terms of our fourth quarter 2017 capital additions to determine whether they qualify for the 100% expensing pursuant to the Tax Act, the significant complexity of the Tax Act and anticipated additional regulatory guidance that may be issued by the IRS and changes in analysis, interpretations and assumptions we have made and actions we may take as a result of the Tax Act.  The accounting is expected to be complete when the 2017 U.S. corporate income tax return is filed in 2018.

Net income.  As a result of the above factors, our net income was $12.1 million for fiscal year 2017, as compared to net income of $8.3 million for fiscal year 2016.

Fiscal Year 2016 Compared to Fiscal Year 2015

Contract revenue.  Our contract revenue was $208.9 million for fiscal year 2016, with $141.9 million attributable to the Energy segment and $67.1 million attributable to the Engineering and Consulting segment. Consolidated contract revenue increased $73.8 million, or 54.6%, to $208.9 million for fiscal year 2016 from $135.1 million for fiscal year 2015. This was primarily the result of an increase in contract revenue for our Energy segment of $67.8 million, or 91.4%, to $141.9 million for fiscal year 2016 from $74.1 million for fiscal year 2015 and an increase in contract revenue for our Engineering and Consulting segment of $6.1 million, or 10.0%, to $67.1 million for fiscal year 2016 from $61.0 million for fiscal year 2015. Contract revenue for the Energy segment increased primarily because of incremental contract revenue of $48.6 million as a result of the acquisition substantially all of the assets of Genesys in March 2016.  Energy segment contract revenue increased an additional $19.3 million due to new contracts and expanded demand for the segment’s services under existing contracts, including the installation of energy saving measures.  Contract revenue for the Engineering and Consulting segment increased primarily due to greater demand for our city engineering services in northern California, our building and safety services, and our construction management services and the growth in our PACE program including the geographic expansion of our water/wastewater consulting services, which increase was partially offset by slightly lower levels of activity in the traditional planning, training and exercise of consulting services business.

Direct costs of contract revenue.  Direct costs of contract revenue were $143.3 million for fiscal year 2016, with $105.8 million attributable to the Energy segment and $37.4 million attributable to the Engineering and Consulting segment. Overall, direct costs increased by $61.2 million, or 74.5%, to $143.3 million for fiscal year 2016 from $82.1 million for fiscal year 2015. Of this $61.2 million increase, $43.2 million were attributable to incremental costs as a result of the acquisition of substantially all of the assets of Genesys in March 2016.  Excluding the direct costs of contract revenue attributable to the acquisition of substantially all of the assets of Genesys, direct costs of contract revenue increased primarily as a result of the growth in subcontractor services and production expenses for our Energy segment. Accordingly, the increase in overall direct costs was primarily a result of an increase in direct costs for our Energy segment of $56.2 million, or 113.3% for fiscal year 2016. Direct costs of contract revenue also increased for our Engineering and Consulting segment by $5.0 million, or 15.4%.

Direct costs increased as a result of increases in the use of subcontractor services and other direct costs of $54.0 million and an increase in salaries and wages of $7.1 million. Within direct costs of contract revenue, salaries and wages decreased to 18.7% of contract revenue for fiscal year 2016 as compared to 23.6% for fiscal year 2015. Subcontractor services and other direct costs increased to 49.9% of contract revenue for fiscal year 2016 from 37.2% of contract revenue for fiscal year 2015. Subcontractor services and other direct costs increased primarily because of the expansion of construction management revenues from our acquisition of substantially all of the assets of Genesys and the growth in energy efficiency, sustainability and renewable energy services of our subsidiary WES, which generally utilize a higher percentage of subcontractors and installed materials than our other services.

General and administrative expenses.  General and administrative expenses increased by $8.6 million, or 19.0%, to $54.1 million for fiscal year 2016 from $45.5 million for fiscal year 2015. This reflected increases of $7.6 million and $0.8 million in general and administrative expenses of the Energy and the Engineering and Consulting segments, respectively. General and administrative expenses increased by $4.3 million as a result of incremental expenses associated with the acquisition of substantially all of the assets of Genesys in March 2016.  Our unallocated corporate expenses increased by $0.2 million. General and administrative expenses as a percentage of contract revenue were 26.0% for fiscal year 2016 as compared to 33.7% for fiscal year 2015. This was partially due to our ability to expand the utilization of some of our employees, which resulted in those salaries and wages being allocated to direct costs, and partially due to the expanding volume of revenue derived through subcontracting and material installations. As discussed above under “—Components of Revenue and Expense—Direct Costs of Contract Revenue,” we do not allocate that portion of salaries and wages not related to time spent directly generating revenue to direct costs of contract revenue and instead charge it to general and administrative expenses.

Of the $8.6 million increase in general and administrative expenses, approximately $1.9 million resulted from an increase in other general and administrative expenses. Salaries and wages, payroll taxes and employee benefits increased by $5.3 million and stock-based compensation increased by $0.5 million.  These increases were partially offset by decreases in facilities and facility related expenses and depreciation of $0.2 million.  An increase of $1.1 million in depreciation and amortization was due to increased use of computer hardware, company vehicles and field equipment.

Income from operations.  As a result of the above factors, our operating income increased by $4.0 million or 53.3% to $11.5 million for fiscal year 2016 as compared to $7.5 million for fiscal year 2015. Income from operations, as a percentage of contract revenue, remained relatively flat year-over-year at 5.4% and 5.5% for each of fiscal years 2016 and 2015, respectively.

Total other expense, net.  Total other expense, net, decreased to $177,000 for fiscal year 2016 as compared $189,000 for fiscal year 2015.

Income tax expense.  Income tax expense remained flat year-over-year at $3.1 million for each of the fiscal years 2016 and 2015. The effective tax rate for fiscal year 2016 was 27.0%, as compared to 42.0% for fiscal year 2015.  The reduction in the effective tax rate for fiscal year 2016 was primarily attributable to an increase in energy efficient building deductions for fiscal year 2016.  We recognized approximately $0.4 million in fiscal year 2016 in energy efficient building deductions under Section 179D of the Internal Revenue Code. During fiscal year 2016, we also recorded a reduction of income tax expense of approximately $0.5 million as a change in estimate related to energy tax deductions earned for fiscal year 2015. These reductions in income tax expense were offset by additional tax expense due to our increased profitability. The difference between the tax expense recorded and the expense that would be recorded by applying the federal statutory rate primarily relates to energy efficient building deductions, as well as certain expenses that are non-deductible for federal tax purposes, including meals and entertainment, lobbying and compensation expense related to stock options.  Additionally, the income tax expense in the current year reflects an adjustment to the tax effects value of deferred tax assets and liabilities resulting from changes in the estimated effective state income tax rate.  For further discussion of our income tax provision, see Note 12 “—Income Taxes” of notes to our consolidated financial statements.

Net income.  As a result of the above factors, our net income was $8.3 million for fiscal year 2016, as compared to net income of $4.3 million for fiscal year 2015.

Liquidity and Capital Resources

As of December 29, 2017, we had $14.4 million of cash and cash equivalents. Our cash decreased by $8.2 million since December 30, 2016 primarily due to cash paid for the acquisition of Integral Analytics of $15.0 million, payments of $5.9 million for contingent consideration and on notes payable related to our prior acquisitions and $2.2 million for purchases of equipment and leasehold improvements, which was partially offset by cash proceeds from stock option exercises and proceeds from sales of common stock under our employee stock purchase plan of $2.7 million and cash provided by operations of $11.1 million.  Our primary source of liquidity is cash generated from operations.  We also have a revolving line of credit with BMO, which matures on January 20, 2020 and provides for a revolving line of credit of up to $35.0 million, including a $10.0 million standby letter of credit sub-facility.  Subject to satisfying certain conditions described in the Amended and Restated Credit Agreement (the “Credit Agreement”), dated January 20, 2017, with BMO, as lender, we may request that BMO increase the aggregate amount under the revolving line of credit by up to $25.0 million, for a total facility size of $60.0 million; however, BMO is not obligated to do so. We believe that our cash and cash equivalents on hand, cash generated by operating activities and available borrowings under our revolving line of credit will be sufficient to finance our operating activities for at least the next 12 months.

Cash Flows from Operating Activities

Cash flows provided by operating activities were $11.1 million for fiscal year 2017, as compared to $21.6 million and $8.1 million for fiscal years 2016 and 2015, respectively. Cash flows provided by operating activities for fiscal year 2017 resulted primarily from our net income and increases in accrued liabilities and accounts payable, partially offset by increases in accounts receivable.  Cash flows provided by operating activities for fiscal year 2016 resulted primarily from our net income and increases in accrued liabilities and billings in excess of costs and estimated earnings on uncompleted contracts and collections of accounts receivable.  Cash flows provided by operating activities for fiscal year 2015 resulted primarily from our net income and increases in billings in excess of costs and estimated earnings on uncompleted contracts and accounts payable.

Cash Flows used in Investing Activities

Cash flows used in investing activities were $16.8 million for fiscal year 2017, as compared to $10.5 million and $10.6 million for fiscal years 2016 and 2015, respectively. Cash flows used in investing activities for fiscal year 2017 were primarily due to cash paid for the acquisition of Integral Analytics and the purchase of equipment and leasehold improvements.  Cash flows used in investing activities for fiscal year 2016 were primarily due to cash paid in the acquisition of substantially all of the assets of Genesys and the purchase of equipment and leasehold improvements.  Cash flows used in investing activities for fiscal year 2015 were primarily due to cash paid for the acquisition of Abacus and the acquisition of substantially all of the assets of 360 Energy and the purchase of equipment and leasehold improvements.

Cash Flows from Financing Activities

Cash flows used in financing activities were $2.5 million for fiscal year 2017, as compared to $4.9 million for fiscal year 2016 and cash flows provided by financing activities of $0.8 million for fiscal year 2015. Cash flows used in financing activities for fiscal year 2017 were primarily attributable to payments on notes payable and payments on contingent consideration related to our previous acquisitions, which were partially offset by proceeds from stock option exercises and borrowings under our line of credit.  Cash flows used in financing activities for fiscal year 2016 were primarily attributable to payments on notes payable to Abacus and 360 Energy and cash paid for earn-out payments owed to the sellers of 360 Energy, which were partially offset by proceeds from notes payable and proceeds from stock option exercises.  Cash flows provided by financing activities for fiscal year 2015 were primarily attributable to proceeds from notes payable and proceeds from stock option exercises, which were partially offset by payments on notes payable to Abacus and 360 Energy.

Outstanding Indebtedness

Credit Facility.  On January 20, 2017, we and each of our subsidiaries as guarantors (the “Guarantors”), entered into the Credit Agreement with BMO, as lender. The Credit Agreement amends and extends our prior credit agreement with BMO, which was set to mature on March 24, 2017. The Credit Agreement provides for a $35.0 million revolving line of credit, including a $10.0 million standby letter of credit sub-facility, and matures on January 20, 2020.  Subject to satisfying certain conditions described in the Credit Agreement, we may request that BMO increase the aggregate amount under the revolving line of credit by up to $25.0 million, for a total facility size of $60.0 million; however, BMO is not obligated to do so.  Unlike the prior credit agreement with BMO, the revolving line of credit is no longer subject to a borrowing base limitation and the Credit Agreement no longer includes a delayed draw term loan facility.

Borrowings under the Credit Agreement bear interest at a rate equal to either, at our option, (i) the highest of the prime rate, the Federal Funds Rate plus 0.5% or one-month London Interbank Offered Rate (“LIBOR”) plus 1% (the “Base Rate”) or (ii) LIBOR, in each case plus an applicable margin ranging from 0.25% to 1.00% with respect to Base Rate borrowings and 1.25% to 2.00% with respect to LIBOR borrowings. The applicable margin will be based upon our consolidated leverage ratio. We will also be required to pay a commitment fee for the unused portion of the revolving line of credit, which will range from 0.20% to 0.35% per annum, and fees on any letters of credit drawn under the facility, which will range from 0.94% to 1.50%, in each case, depending on our consolidated leverage ratio.

Borrowings under the revolving line of credit are guaranteed by all of our direct and indirect subsidiaries and secured by substantially all of our and the Guarantors’ assets.

The Credit Agreement contains customary representations and affirmative covenants, including certain notice and financial reporting requirements. The Credit Agreement also requires compliance with financial covenants that require us to maintain a maximum total leverage ratio and a minimum fixed charge coverage ratio.

The Credit Agreement includes customary negative covenants, including (i) restrictions on the incurrence of additional indebtedness by us or the Guarantors and the incurrence of additional liens on property, (ii) restrictions on permitted acquisitions, including that the total consideration payable for all permitted acquisitions (including potential future earn-out obligations) shall not exceed $20.0 million during the term of the Credit Agreement and the total consideration for any individual permitted acquisition shall not exceed $10.0 million without BMO’s consent, and (iii) limitations on asset sales, mergers and acquisitions.  Further, the Credit Agreement limits the payment of future dividends and distributions and share repurchases by us; however, we are permitted to repurchase up to $8.0 million of shares of common stock under certain conditions, including that, at the time of any such repurchase, (a) we are able to meet the financial covenant requirements under the Credit Agreement after giving effect to the share repurchase, (b) we have at least $5.0 million of liquidity (unrestricted cash or undrawn availability under the revolving line of credit), and (c) no default exists or would arise under the Credit Agreement after giving effect to such repurchase. In addition, the Credit Agreement includes customary events of default. Upon the occurrence of an event of default, the interest rate will be increased by 2.0%, BMO has the option to make any loans then outstanding under the Credit Agreement immediately due and payable, and BMO is no longer obligated to extend further credit to us under the Credit Agreement.

As of March 9, 2018, $2.5 million was outstanding under the revolving line of credit and $2.7 million in letters of credit were issued.

We believe that we were in compliance with all covenants contained in the Credit Agreement as of March 9, 2018.

Insurance Premiums

We have also financed, from time to time, insurance premiums by entering into unsecured notes payable with insurance companies. During our annual insurance renewals in the fourth quarter of our fiscal year ended December 29, 2017, we did not elect to finance our insurance premiums for the upcoming fiscal year. The unpaid balance of the financed premiums totaled $0 and $599,000 for fiscal years 2017 and 2016, respectively.

Contractual Obligations

We have certain cash obligations and other commitments which will impact our short and long-term liquidity. At December 29, 2017, such obligations and commitments consisted of long-term debt, operating leases and capital leases. The following table sets forth our contractual obligations as of December 29, 2017:

		Less than			More than
Contractual Obligations	Total	1 Year	1 - 3 Years	3 - 5 Years	5 Years
Long term debt(1)	$2,883,000	$383,000	$2,500,000	$—	$—
Interest payments on debt outstanding(2)	133,000	133,000	—	—	—
Operating leases	10,092,000	3,076,000	4,264,000	2,475,000	277,000
Capital leases	465,000	301,000	164,000	—	—
Total contractual cash obligations	$13,573,000	$3,893,000	$6,928,000	$2,475,000	$277,000

(1)                                 Long-term debt includes $2.5 million outstanding under our Credit Agreement as of December 29, 2017 and the deferred purchase price outstanding for our acquisition of substantially all of the assets of Genesys.

(2)                                 Future interest payments on floating rate debt are estimated using floating rates in effect as of December 29, 2017. For interest payments on our revolving credit facility, we assume there will be no additional borrowings or repayments.

The table above does not include the earn-out payments owed in connection with our acquisitions of Integral Analytics, Economists LLC and substantially all of the assets of 360 Energy.  As of December 29, 2017, we are obligated to pay up to (i) $12.0 million in cash based on future work obtained from the business of Integral Analytics during the three years after the closing of the acquisition, of which $5.6 million is recorded as contingent consideration payable, payable in installments, if certain financial targets are met during the three years, (ii) $3.6 million in cash, payable in installments, if certain financial targets of our divisions made up of the assets acquired from, and former employees of, 360 Energy are met during fiscal year 2018 and 2019, and (iii) $0.1 million in cash, payable in installments, for our division made up of the assets acquired from, and former employees of, Economists LLC. As of December 29, 2017, we had contingent consideration payable of $9.3 million related to these acquisitions, which includes $1.2 million of accretion (net of fair value adjustments) related to the contingent consideration.

Off-Balance Sheet Arrangements

Other than operating lease commitments, we do not have any off-balance sheet financing arrangements or liabilities. In addition, our policy is not to enter into derivative instruments, futures or forward contracts. Finally, we do not have any majority-owned subsidiaries or any interests in, or relationships with, any special-purpose entities that are not included in the consolidated financial statements.

Recent Accounting Pronouncements

In August 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-15, Statement of Cash Flows: Clarification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which eliminates the diversity in practice related to the classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. ASU 2016-15 is effective for annual and interim reporting periods beginning after December 15, 2017 and early adoption is permitted. ASU 2016-15 provides for retrospective application for all periods presented. We do not believe the guidance will have a material impact on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which clarifies existing accounting literature relating to how and when revenue is recognized by an entity. ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets and supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. In doing so, an entity will need to exercise a greater degree of judgment and make more estimates than under the current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration, which may include change orders and claims, to include in the transaction price, and allocating the transaction price to each separate performance obligation. ASU 2014-09 also supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition-Construction-Type and Production-Type Contracts. In August 2015, the FASB issued Update 2015-14, which defers the implementation of ASU 2014-09 for one year from the initial effective date.  ASU 2014-09 is effective for public companies for interim and annual reporting periods beginning after December 15, 2017, and is to be applied either retrospectively or using the cumulative effect transition method, with early adoption not permitted.

In December 2016, the FASB issued ASU 2016-20, Revenue from Contracts with Customers (Topic 606), which further clarifies the current revenue recognition guidance.  This update is intended to increase stakeholders’ awareness of the proposals and to expedite improvements to ASU 2014-09. We will adopt the requirements of the new standard effective beginning fiscal year 2018, and we expect to use the Modified Retrospective method.

In 2017, we established an implementation team which included senior managers from our finance and accounting group.  The implementation team has evaluated the impact of adopting the new standard on our contracts expected to be uncompleted as of December 30, 2017 (the date of adoption). The evaluation included reviewing our accounting policies and practices to identify differences that would result from applying the requirements of the new standard.  We have identified and made changes to our processes, systems and controls to support recognition and disclosure under the new standard.  The implementation team has worked closely with various professional consultants and attended several formal conferences and seminars to conclude on certain interpretative issues.

Under the new standard, we will continue to recognize engineering and construction contract revenue over time using the percentage of completion method, based primarily on contract cost incurred to date compared to total estimated contract cost.  Revenue on the vast majority of our contracts will continue to be recognized over time because of the continuous transfer of control to the customer.  A relatively small portion of our contract portfolio will change from recognizing revenue from design and construction management phases separately to recognizing revenue as a single performance obligation, which will result in a more consistent recognition of revenue and margin over the term of the contract.  Revenue recognition for software licenses issued by our Integral Analytics unit will change from amortizing the gross license revenue over the license period to recognizing the full amount of most non-cancellable licenses upon acceptance of the software by the customer, in recognition of the fulfillment of the performance obligation at that point in time.  Certain additional performance obligations beyond the base software license may be separated from the gross license fee and amortized over time. We do not believe the adoption of the guidance will have a material impact on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which amends the current stock compensation guidance. The amendments simplify the accounting for the taxes related to stock based compensation, including adjustments to how excess tax benefits and a company’s payments for tax withholdings should be classified. The standard is effective for fiscal periods beginning after December 15, 2016, with early adoption permitted. We elected to early adopt ASU 2016-09 on a prospective basis, which resulted in a decrease to tax expense of approximately $1.6 million for the fiscal year ended December 29, 2017.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842).  The FASB issued this update to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The updated guidance is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of the update is permitted. We are evaluating the impact of the adoption of this update on our consolidated financial statements and related disclosures.

A variety of proposed or otherwise potential accounting standards are currently being studied by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, we have not yet determined the effect, if any, that the implementation of such proposed standards would have on our consolidated financial statements.